Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 17,825,291.42	0.0001381	$ 2,461.67
Fees Previously Paid
	Total Transaction Valuation:	$ 17,825,291.42
	Total Fees Due for Filing:			$ 2,461.67
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 490.48
	Net Fee Due:			$ 1,971.19
Offering Note
[1]	(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 1,935,427.95 shares of common stock, par value $0.01 per share, of AB Private Credit Investors Corporation, at a price equal to $9.21 per share, which represents the Fund's net asset value per share as of March 31, 2026, and is used for purposes of calculating the estimated aggregate maximum purchase price for shares. (2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by that Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026, equals $138.10 per million dollars of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-90731	02/27/2026		$ 490.48
Fee Offset Sources		AB Private Credit Investors Corp	Schedule TO	005-90731		02/27/2026		$ 490.48
Explanation of the basis for claimed offset:
[1]	An aggregate fee of $2,436.79 was paid with the filing of the Schedule TO-I by the Company (File No. 005-90731) on February 27, 2026 (the "February 2026 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the February 2026 Schedule TO-I filed on May 12, 2026 was $1,511.69, as $10,946,359.25 of Shares were tendered in connection with the related tender offer. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $925.10 filing fee paid in connection with the February 2026 Schedule TO-I is being used to offset a portion of the filing fee in connection with this Schedule TO-I.